Exhibit 99.B(d)(16)

FORM OF

EXPENSE LIMITATION AGREEMENT

ING EQUITY TRUST

This EXPENSE LIMITATION AGREEMENT (this “Agreement”), effective this 11th day of September, 2008, is made by and between ING Investments, LLC (the “Investment Manager”), ING Funds Distributor, LLC (the “Distributor”), and ING Equity Trust (the “Registrant”).  If Registrant is a series fund investment company, then Registrant is entering into this Agreement on behalf of, and this Agreement shall apply to, each series of Registrant set forth on Schedule A hereto (each a “Fund,” collectively the “Funds”), as such schedule may be amended from time to time to add or delete series.  If the Registrant is not a series fund investment company, then this Agreement shall apply to the Registrant, and the use of the terms “Fund” or “Funds” herein shall refer to the Registrant.

WHEREAS, the Registrant is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company; and

WHEREAS, the Registrant, the Investment Manager, and the Distributor desire that the provisions of this Agreement do not adversely affect a Fund’s status as a “regulated investment company” under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), do not interfere with a Fund’s ability to compute its taxable income under Code Section 852, do not adversely affect the status of the distributions a Fund makes as deductible dividends under Code Section 562, and do comply with the requirements of Revenue Procedure 99-40 (or any successor pronouncement of the Internal Revenue Service); and

WHEREAS, the Registrant and the Investment Manager have entered into an investment management agreement (the “Management Agreement”), pursuant to which the Investment Manager provides investment advisory services to each Fund; and

WHEREAS, the Registrant and the Distributor have entered into an Amended and Restated Underwriting Agreement (the “Underwriting Agreement”), pursuant to which the Distributor promote the sale and to arrange for the sale of shares of beneficial interest of each class of each Fund; and

WHEREAS, the Registrant, the Investment Manager, and the Distributor have determined that it is appropriate and in the best interests of the Funds and their shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund might otherwise be subject;

NOW, THEREFORE, the parties hereto agree as follows:

1.                                       Expense Limitation.

1.1                                 Applicable Expense Limit.  To the extent that the ordinary operating expenses, including but not limited to investment advisory fees payable to the Investment Manager, but excluding interest, taxes, other investment-related costs, leverage expenses (as defined below), extraordinary expenses such as litigation, other expenses not incurred in the ordinary course of such Fund’s business, and expenses of any counsel or other persons or services retained by such Fund’s trustees who are not “interested persons,” as that term is defined in the 1940 Act, of the Investment Manager (the “Fund Operating Expenses”), incurred by a class of a Fund listed on Schedule A in any fiscal year exceed the Operating Expense Limit, as defined in Section 1.2 below, for such class for such fiscal year, such excess amount (the “Excess Amount”) shall be the liability of the Investment Manager.  For the purposes of this Agreement, leverage expenses shall mean fees, costs and expenses incurred by a Fund’s use of leverage (including, without limitation, expenses incurred by a Fund in creating, establishing and maintaining leverage through borrowings or the issuance of preferred shares).

1.2                                 With respect to classes A, B, C, and O of ING Value Choice Fund, the Distributor will waive the distribution and/or service fees otherwise payable to it under the Underwriting Agreement in amounts up to 0.25%, computed based on each class’ average daily net assets.  The amount of distribution and/or service fees that the Distributor will waive during any given period with respect to a class of shares of ING Value Choice Fund will be the amount necessary to achieve the expense limit for that class reflected in this Agreement, after taking into account any advisory fees waived or reimbursed by the Investment Manager for that class during that period.  The amounts waived by the Distributor in any given period will not exceed 0.25% of the distribution and/or service fees otherwise receivable by the Distributor.

1.3                                 Operating Expense Limit.  The Operating Expense Limit in any fiscal year with respect to each class of a Fund shall be the amount specified in Schedule A.

1.4                                 Daily Computation.  The Investment Manager shall determine on each business day whether the aggregate fiscal year to date Fund Operating Expenses for any class of a Fund exceed the Operating Expense Limit, as such Operating Expense Limit has been pro-rated to the date of such determination (the “Pro-Rated Expense Cap”).  If, on any business day, the aggregate fiscal year to date Fund Operating Expenses for any class of a Fund do not equal the Pro-Rated Expense Cap for that class, the amount of such difference shall be netted against the previous day’s accrued amount for Excess Amounts or Recoupment Amounts (as defined below), and the difference shall be accrued for that day as an Excess Amount or Recoupment Amount as applicable.

1.5                                 Payment.                                               At the end of each month, the accruals made pursuant to Section 1.3 above shall be netted, and the result shall be remitted by the Investment Manager to the Fund if such netting results in an Excess Amount, and it shall be remitted to the Investment Manager if such netting results in a Recoupment Amount and the Investment Manager is entitled to a Recoupment Amount pursuant to Section 2.1 below.  Any such amounts remitted to a Fund, or repaid by a Fund, shall be allocated among the classes of the Fund in accordance with the terms of the Fund’s Multiple Class Plan Pursuant to Rule 18f-3 under the 1940 Act.  The Registrant may offset amounts owed to a Fund pursuant to this Agreement against the Fund’s advisory fee payable to the Investment Manager.

2.                                       Right to Recoupment.                            If the Investment Manager has waived or reduced any investment advisory fees, or made any payments pursuant to Section 1.4 above, relating to any of the 36 months immediately preceding any month end calculation pursuant to Section 1.4 above, the Investment Manager shall be entitled to recoup from a Fund any such investment advisory fees waived or reduced and any such payments made (collectively, a “Recoupment Amount”), if (i) on the date of any calculation under Section 1.3, the aggregate fiscal year to date Fund Operating Expenses for any class of a Fund are less than that day’s Pro-Rated Expense Cap for that class, and (ii) such Recoupment Amounts have not already been recouped.  Any amounts recouped from a class of a Fund shall be recouped in accordance with the principles of the Fund’s Multiple Class Plan Pursuant to Rule 18f-3 under the 1940 Act.  Amounts recouped shall be allocated to the oldest Recoupment Amounts during such 36 month period until fully recouped, and thereafter to the next oldest Recoupment Amounts, and so forth.

3.                                       Term and Termination.                        This Agreement shall have an initial term with respect to each Fund ending on the date indicated on Schedule A, as such schedule may be amended from time to time.  Thereafter, this Agreement shall automatically renew for one-year terms with respect to a Fund unless the Investment Manager provides written notice of the termination of this Agreement to a lead Independent Trustee of the Registrant within 90 days of the end of the then current term for that Fund.  In addition, this Agreement shall terminate with respect to a Fund upon termination of the Management Agreement with respect to such Fund, or it may be terminated by the Registrant, without payment of any penalty, upon written notice to the Investment Manager at its principal place of business within 90 days of the end of the then current term for a Fund.

4.                                       Miscellaneous.

4.1                                 Captions.  The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2                                 Interpretation.  Nothing herein shall be deemed to require the Registrant or a Fund to take any action contrary to the Registrant’s articles of incorporation, declaration of trust, or similar governing document, an applicable prospectus or statement of additional information, or any applicable statutory or regulatory requirement, or to relieve or deprive the Registrant’s board of directors/trustees of its responsibility for and control of the conduct of the affairs of the Registrant or the Funds.

4.3                                 Definitions.  Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

4.4                                 Amendments.  This Agreement may be amended only by a written agreement signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

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ING EQUITY TRUST		ING INVESTMENTS, LLC

By:		By:

Name:	Michael J. Roland	Name:	Todd Modic

Title:	Executive Vice President	Title:	Senior Vice President

ING FUNDS DISTRIBUTOR, LLC

By:

Name:	Todd Modic

Title:	Senior Vice President

FORM OF

SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

ING EQUITY TRUST

OPERATING EXPENSE LIMITS

The Operating Expense Limit and the expiration date of the initial term for each class of the below listed Funds shall be the average annual net assets of each class of such Funds multiplied by the percentage set forth below for such class:

	Maximum Operating Expense Limit (as a percentage of average net assets)
Name of Fund*	Class A	Class B	Class C	Class I	Class O	Class W
ING Value Choice Fund(1),(2),(3) Term for Classes A, B, C, I and W Expires October 1, 2011 Initial Term for Class O Expires October 1, 2009	1.40%	2.15%	2.15%	1.15%	1.40%	1.15%

HE

*   This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

(1)                                 The extension of the term for ING Value Choice Fund through October 1, 2011 is effective September 6, 2008 and is contingent upon the shareholder approval of the merger of ING LargeCap Value Fund into ING Value Choice Fund.

(2)                                 Class O Shares of ING Value Choice Fund are effective May 30, 2008. The initial Term for Class O Shares of ING MidCap Opportunities Fund and ING Value Choice Fund expires October 1, 2009.

(3)                                 With respect to classes A, B, C, and O of ING Value Choice Fund, the Distributor will waive the distribution and/or service fees otherwise payable to it under the Underwriting Agreement in amounts up to 0.25%, computed based on each class’ average daily net assets.  The amount of distribution and/or service fees that the Distributor will waive during any given period with respect to a class of shares of ING Value Choice Fund will be the amount necessary to achieve the expense limit for that class reflected in this Agreement, after taking into account any advisory fees waived or reimbursed by the Investment Manager for that class during that period.  The amounts waived by the Distributor in any given period will not exceed 0.25% of the distribution and/or service fees otherwise receivable by the Distributor.